UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2010

Discovery Communications, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34177	35-2333914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Discovery Place Silver Spring, Maryland	20910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 240-662-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 26, 2010, Discovery Communications, LLC (“DCL”) and Discovery Communications, Inc. (the “Guarantor”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the several underwriters named in the Underwriting Agreement, for the issuance and sale by DCL of $850 million aggregate principal amount of 3.700% Senior Notes due 2015 (the “2015 Notes”), $1.3 billion aggregate principal amount of 5.050% Senior Notes due 2020 (the “2020 Notes”) and $850 million aggregate principal amount of 6.350% Senior Notes due 2040 (the “2040 Notes” and together with the 2015 Notes and the 2020 Notes, the “Notes”), in a public offering pursuant to a registration statement on Form S-3 (File No. 333-160043) and a related preliminary prospectus supplement and final prospectus supplement filed with the Securities and Exchange Commission. The offering of the Notes is expected to close on June 3, 2010, subject to customary closing conditions.

The 2015 Notes were priced at 99.851% of the principal amount, the 2020 Notes were priced at 99.675% of the principal amount and the 2040 Notes were priced at 99.974% of the principal amount.

DCL expects the net proceeds from the offering to be approximately $2.97 billion after deducting the underwriting discount and its estimated expenses related to the offering.

DCL intends to use approximately $1.92 billion of the net proceeds of the offering plus cash on hand to prepay all amounts outstanding under Discovery Communications Holding, LLC’s Term Loan B and Term Loan C, prior to their stated maturity in May 2014. As of May 26, 2010, there was approximately $1.459 billion outstanding under Term Loan B and $495 million outstanding under Term Loan C.

DCL intends to use approximately $1.05 billion of the net proceeds of the offering plus cash on hand to prepay an aggregate of $935 million in outstanding principal amount of DCL’s senior notes after 30 days’ prior notice at 100% of their principal amount, plus accrued and unpaid interest through the date of prepayment plus the applicable make-whole amount or breakfunding costs, as the case may be (each as defined in the applicable note purchase agreement governing each series of senior notes).

The Notes are to be issued pursuant to an indenture, dated as of August 19, 2009, and a supplemental indenture (collectively, the “Indenture”) to be entered into among DCL, the Guarantor and U.S. Bank National Association, as trustee. DCL’s obligations under the Notes and the Indenture will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the offering of the Notes, the Guarantor is filing the Computation of Ratio of Earnings to Fixed Charges as Exhibit 12.1 to this Current Report on Form 8-K.

Wilmer Cutler Pickering Hale and Dorr LLP, counsel to DCL, has issued an opinion to DCL, dated May 26, 2010, regarding the legality of the Notes and the guarantee upon issuance thereof. A copy of the opinion as to legality is filed as Exhibit 5.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

1.1	Underwriting Agreement, dated May 26, 2010, among Discovery Communications, LLC, Discovery Communications, Inc. and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the several Underwriters

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2010	DISCOVERY COMMUNICATIONS, INC.

	By:	/s/ Joseph A. LaSala, Jr.
	Name:	Joseph A. LaSala, Jr.
	Title:	Senior Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

1.1	Underwriting Agreement, dated May 26, 2010, among Discovery Communications, LLC, Discovery Communications, Inc. and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the several Underwriters

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above)